Exhibit 10.52

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

LICENSE AGREEMENT

This LICENSE AGREEMENT (the “Agreement”) is entered into on May 1st, 2015 (the “Effective Date”) between NIPPON KAYAKU CO., LTD., a Japanese corporation with its principal place of business at 1-1, Marunouchi 2-chome, Chiyoda-ku, Tokyo 100-0005, Japan (“KAYAKU”), and EICCOSE PHARMACEUTICALS, LLC, a Delaware corporation with its principal place of business at 1115 Lafayette St., Santa Clara, CA 95050, USA (“EICCOSE”). KAYAKU and EICCOSE are sometimes referred to herein individually as the “Party”and collectively as the “Parties.”

RECITALS

WHEREAS, KAYAKU developed and is selling pharmaceutical products in Japan containing ubenimex as an active pharmaceutical ingredient for the treatment of cancer and has scientific and technical information relating to such pharmaceutical products;

WHEREAS, EICCOSE wishes to develop and commercialize pharmaceutical products containing ubenimex for the treatment of pulmonary arterial hypertension (“PAH”); and

WHEREAS, EICCOSE wishes to use KAYAKU’s scientific and technical information in the development by EICCOSE of such pharmaceutical products for PAH, and KAYAKU is willing to grant to EICCOSE a right to develop and commercialize such pharmaceutical products for PAH using such KAYAKU’s scientific and technical information.

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

ARTICLE	1 DEFINITIONS

As used in this Agreement, the following initially capitalized terms, whether used in the singular or plural form, shall have the meanings set forth in this Article 1.

1.1 “Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by, or is under common control with such Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of fifty percent (50%) or more of the voting stock of such entity, or by contract or otherwise.

1.2 “API” means Ubenimex (INN), an active pharmaceutical ingredient.

1.3 “Confidential Information” means, with respect to the Party, all reports and other Information (as defined below) that are disclosed by such Party to the other Party under this Agreement, whether in oral, written, graphic, electronic or other form. In addition, any Information that was disclosed by one Party to the other Party pursuant to the SECRECY AGREEMENT between the Parties signed on October 29, 2012/October 26, 2012, that was subject to obligations of confidentiality under the terms of that agreement, shall be deemed to be such disclosing Party’s Confidential Information hereunder.

1.4 “Control” means, with respect to any material, Information, Know-How, Patents, or other intellectual property rights, that a Party or its sublicensees own or have a license to such material, Information, Know-How, Patents, or other intellectual property rights, and, in each case, the Party has the ability to grant, or such sublicensees have the ability to grant through such Party, to the other Party access, a license, or a sublicense (as applicable) to the same.

1.5 “EICCOSE Territory” means the whole world excluding KAYAKU Territory.

1.6 “Field” means the treatment of any inflammatory disease involving leukotriene B4, including but not limited to, pulmonary arterial hypertension (PAH), in humans. For the avoidance of doubt, the Field shall not include the treatment of acute non-lymphatic leukemia.

1.7 “First Commercial Sale” means the first sale by a Party or its sublicensees hereunder to a Third Party of the Product in the Field in a given regulatory jurisdiction after the Regulatory Approval for the Product has been obtained in such jurisdiction.

1.8 “Governmental Authority” means any multi-national, federal, state, local, municipal, provincial or other government authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court, or other tribunal).

1.9 “Information” means any information of any type whatsoever, in any tangible or intangible form, including, without limitation, data, results, technology, Regulatory Filings, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing and sales reports, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, toxicological, preclinical and clinical test data), analytical and quality control data, stability data, other study data, and procedures.

1.10 “KAYAKU Territory” means the countries of Japan, China, Taiwan, Hong Kong, India, Indonesia, Malaysia, Korea, Philippines, Singapore, Thailand, Macao, Mongolia, Cambodia, Laos, Brunei, Myanmar, Bangladesh, Nepal, Bhutan, Maldives, Sri Lanka, Pakistan, Afghanistan, Tajikistan, Uzbekistan, Kazakhstan, Kyrgyz, Turkmenistan, Azerbaijan, Armenia, and Vietnam.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.11 “Know-How” means all Information owned or Controlled by a Party or its sublicensees as of the Effective Date or during the Term which is necessary or reasonably useful for the development, obtaining Regulatory Approval and/or commercialization of the Product in the Field in accordance with the terms of this Agreement. For clarity, (i) Know-How includes all data, results and other Information generated from or obtained by the development conducted by or for either Party or its sublicensees under this Agreement, and (ii) KAYAKU’s Know-How includes any Information described in the Regulatory Filings filed by KAYAKU with any Regulatory Authority prior to and after the Effective Date with respect to any pharmaceutical product containing API. Information relating to the manufacture of API (“Manufacturing Know-How”) shall be included in the Know-How and transferred only as provided in Section 5.3 of this Agreement.

1.12 “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city, or other political subdivision, domestic or foreign.

1.13 “Net Sales” means, with respect to a particular time period, the total amounts invoiced by KAYAKU or its sublicensees for sales of the Product in the Field made during such time period to any Third Party, less the following deductions to the extent actually allowed or incurred with respect to such sales of Product:

(a) reasonable and customary discounts, including cash and quantity discounts, charge-back payments, administrative fees incurred directly in such discounting, and rebates actually granted to trade customers and distributors (including wholesalers);

(b) reasonable and customary credits or allowances actually granted for damaged, outdated, spoiled, returned, or rejected Product, including, without limitation, in connection with recalls; and

(c) taxes (including consumption taxes), tariffs, duties, or other governmental charges (other than income taxes) levied on, absorbed, or otherwise imposed on sales or transfers of the Product in the KAYAKU Territory, as adjusted by any refunds, provided that such taxes, tariffs, duties, or other government charges are included in the applicable invoiced amount and identified in the applicable invoice.

Notwithstanding the foregoing, amounts billed by KAYAKU for the sale of the Product between KAYAKU and its sublicensees for resale shall not be included in the computation of Net Sales hereunder so long as the running royalty is paid on such sublicensees’ sale of such Product. A sale of the Product by KAYAKU or its sublicensees to a wholesaler shall be regarded as the sale of the Product to a Third Party for the purpose of calculating the Net Sales. For purposes of determining the Net Sales, the Product shall be deemed to be sold when shipped and a “sale” shall not include reasonable transfers or dispositions as samples or for charitable purposes, or transfers or dispositions for preclinical, clinical or regulatory purposes, provided no compensation is paid to KAYAKU or its sublicensee therefor.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Each of the deductions set forth above shall be reasonable and customary, and in accordance with accounting principles generally accepted in Japan or otherwise in the country of sale in the KAYAKU Territory.

1.14 “Patents” means (a) pending patent applications, issued patents, utility models, and designs; (b) reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any patents, patent applications, utility models, or designs; and (c) the equivalent or counterpart of the foregoing, that (i) are owned or Controlled by a Party or its sublicensees as of the Effective Date or during the Term, and (ii) but for the licenses granted herein, would be infringed by the developing, making, using, and/or selling of the Product by the other Party or its sublicensees in the Field. As of the Effective Date, KAYAKU represents that it has no valid Patents covering the Product for use in the Field.

1.15 “Product” means any pharmaceutical product containing API.

1.16 “Regulatory Approval” means, with respect to the Product in any country or jurisdiction, all approvals (including, where required, pricing and reimbursement approvals), registrations, licenses, or authorizations from the relevant Regulatory Authority in a country or jurisdiction that is specific to the Product and necessary to market and sell such Product in such country or jurisdiction.

1.17 “Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval and/or, to the extent required in such country or regulatory jurisdiction, pricing or reimbursement approval of the Product in such country or regulatory jurisdiction.

1.18 “Regulatory Filings” means, with respect to the Product, any submission to a Regulatory Authority of any appropriate regulatory application specific to the Product, and shall include, without limitation, any submission to a regulatory advisory board and any supplement or amendment thereto.

1.19 “Royalty Term” has the meaning set forth in Section 6.1(a).

1.20 “Study Product” means a pharmaceutical product containing API for use in the development of the Product by or on behalf of EICCOSE or its sublicensees under this Agreement that is (i) Bestatin (ubenimex) 30 mg Immediate Release Capsules (the currently marketed formulation in Japan) in commercial capsule form or unmarked capsule form, or (ii) any other pharmaceutical product containing API that is agreed by the Parties and supplied by KAYAKU to EICCOSE or its sublicensees.

1.21 “Term” means the term of this Agreement, as determined in accordance with Section 11.1.

1.22 “Territory” means the EICCOSE Territory or the KAYAKU Territory.

1.23 “Third Party” means any person or entity other than KAYAKU or EICCOSE.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.24 “Valid Claim” means, with respect to any country: (a) a claim of an issued and unexpired patent (as may be extended through supplementary protection certificate or patent term extension or the like) included within the Patents to the extent such claim has not been revoked, held invalid or unenforceable by a patent office, court or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period) and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise; and (b) a claim of a pending patent application included within the Patents.

ARTICLE 2  LICENSES AND EXCLUSIVITY

2.1 License to EICCOSE by KAYAKU.

(a) License. Subject to the terms of this Agreement, (i) KAYAKU hereby grants EICCOSE an exclusive license with the right to grant sublicenses, under the Know-How owned or Controlled by KAYAKU as of the Effective Date, to develop, manufacture, use, market, sell and otherwise commercialize the Product in the Field in the EICCOSE Territory, and (ii) KAYAKU hereby grants EICCOSE an exclusive license with the right to grant sublicenses, under the Know-How and the Patents owned or Controlled by KAYAKU or its sublicensees after the Effective Date as a result of the development under the license granted to KAYAKU pursuant to Section 2.2(a), to develop, manufacture, use, market, sell and otherwise commercialize the Product in the Field in the EICCOSE Territory.

(b) License fees. Subject to the terms of this Agreement and except as otherwise provided for herein, EICCOSE shall not be obligated to pay KAYAKU any initial, upfront, or milestone payments or any other royalties or license fees for the grant of such license to EICCOSE pursuant to Section 2.1(a).

(c) Sublicensees’ rights and obligations. Each sublicense agreement between EICCOSE and any sublicensee of EICCOSE under this Agreement shall not conflict with the terms and conditions of this Agreement. EICCOSE shall, in each sublicense agreement under which it grants a sublicense under the license set forth in Section 2.1(a), include among others the following terms and conditions: (i) EICCOSE’s sublicensees shall grant EICCOSE the rights to grant KAYAKU an exclusive license with the right to grant sublicenses pursuant to Section 2.2(a) under the Know-How and the Patents owned or Controlled by EICCOSE’s sublicensees; (ii) EICCOSE’s sublicensees shall have the right to purchase from KAYAKU those quantities of the Study Product (or bulk material of API for use therein) needed for such sublicensees to conduct the development, so long as KAYAKU is able to supply such Study Product (or bulk material of API for use therein) in the amounts and at the price set forth in Section 3.1(e), (f) and, at their option, (g); (iii) EICCOSE’s sublicensees shall have the right to purchase from KAYAKU those quantities of the Study Product and Product (or bulk material of API for use therein) needed for such sublicensees to conduct Phase 3 clinical testing and sell the Product commercially, so long as KAYAKU is able to supply such Product (or bulk material of API for use therein) in the amounts and at the commercially reasonable prices set forth in Section

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.1(f) and (g) and Section 5.3 or at its option to manufacture such Study Product and Product and pay the royalty due on Net Sales of Product as provided in Section 5.3; and (iv) EICCOSE’s sublicensees shall bear the same secrecy and non-use obligations as EICCOSE bears under Article 10. EICCOSE shall remain primarily responsible for the performance of such obligations of EICCOSE’ sublicensees by each of such sublicensees.

(d) Sublicenses. EICCOSE shall, within thirty (30) days after granting any sublicense under Section 2.1(a) above, notify KAYAKU of the grant of such sublicense and provide KAYAKU with a true and complete copy of such sublicense agreement.

(e) Disclosure of Know-How by KAYAKU; Filing and Maintenance of and access to Drug Master File. KAYAKU shall, as soon as practicable after the Effective Date but in no event later than [ * ] after the Effective Date, and from time to time thereafter during the Term, promptly disclose to EICCOSE all of the Know-How owned or Controlled by KAYAKU or its sublicensees use of which is granted hereunder and which is material or necessary or helpful for the development, Regulatory Approval and commercialization of the Product by EICCOSE or its sublicensees. EICCOSE shall be responsible for translating, at its own costs, any reports or other documents written in Japanese from Japanese language into English language as needed for review or for purposes of submission to the Regulatory Authority or for any other purposes. Further, KAYAKU shall file or cause to be filed a complete Drug Master File (“DMF”) for the API with the United States Food and Drug Administration (“FDA”) within [ * ] of the Effective Date and shall maintain such file as the FDA requires throughout the Term. In addition, KAYAKU shall file or cause to be filed a DMF or equivalent in any other country in the EICCOSE Territory within [ * ] of EICCOSE’s reasonable written request. For clarity, the obligations pursuant to this Section 2.1(e) include disclosure of any Information included in such DMF or equivalent reasonably necessary to obtain Regulatory Approval in the EICCOSE Territory. Should KAYAKU fail to perform its obligations relating to such DMF or equivalent under this Section 2.1(e) in time, then KAYAKU shall provide all Information relating to the manufacture of API to EICCOSE, which Information shall then become Know-How under Section 1.11.

(f) License by KAYAKU outside the Field. During the first [ * ] following the Effective Date, KAYAKU shall not grant any Third Party a license under Information set forth in (ii) of Section 1.11 to develop, manufacture, use, market, sell and otherwise commercialize the Product outside the Field in the EICCOSE Territory without prior written consent of EICCOSE, and thereafter, such a license may be granted to a Third Party only if the following process has been followed. Following the [ * ] of the Effective Date and at least [ * ] prior to offering such license to a third party, KAYAKU shall first notify EICCOSE of its intent to license together with the material terms of such license, including the purpose of such license, the disease(s) to be treated with the API, and the financial terms; provided, however, that EICCOSE shall bear and perform the confidentiality, limited-use and other obligations as required in the non-disclosure agreement between KAYAKU and such third party or otherwise required by KAYAKU. EICCOSE shall have the opportunity to take the license on such terms. EICCOSE must provide its decision whether to take the license within [ * ] after EICCOSE is so informed by KAYAKU. If EICCOSE does not take the license, KAYAKU may then offer a license to a third party on such terms but may not materially change those terms without first

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

offering the materially changed terms to EICCOSE as provided in this Section 2.1(f). Notwithstanding the foregoing, KAYAKU may grant a Third Party such license under Information set forth in (ii) of Section 1.11 outside the Field in the EICCOSE Territory without prior written consent of EICCOSE if (i) EICCOSE or its sublicensee has not [ * ] under this Agreement within [ * ] of the Effective Date, (ii) after making [ * ] under this Agreement, EICCOSE or its sublicensee does not [ * ], (iii) EICCOSE or its sublicensee [ * ] after the Effective Date, (iv) EICCOSE or its sublicensee [ * ] under this Agreement within [ * ] after the Effective Date, (v) EICCOSE or its sublicensee [ * ] under this Agreement, or (vi) EICCOSE or its sublicensee [ * ] under this Agreement.

(g) License by KAYAKU in the KAYAKU Territory. Subject to EICCOSE meeting the requirements of Section 2.1(f), and subject to KAYAKU’s rights of selling bulk material of research grade, non-clinical API to Peptides International (which relationship will not be expanded beyond the relationship as of the Effective Date; see http://pepnet.com/ShoppingUsers/ProductDetails/IBSPI-1228.aspx), KAYAKU shall not supply Product or license Patents or Know-How with respect to the Product in the KAYAKU Territory to any Third Party that it reasonably knows or becomes aware of importing or selling such Product into the EICCOSE Territory.

2.2 License to KAYAKU by EICCOSE.

(a) License. In consideration of the rights and the licenses granted by KAYAKU to EICCOSE under Section 2.1(a)(i), subject to the terms of this Agreement, and subject to Section 3.3(a), EICCOSE hereby grants KAYAKU an exclusive license with the right to grant sublicenses, under the Know-How and the Patents owned or Controlled by EICCOSE or its sublicensees, to develop, manufacture, use, market, sell, and otherwise commercialize the Product in the Field in the KAYAKU Territory.

(b) License fees. Except the payment of the running royalty set forth in Section 2.2(a) during the Royalty Term, KAYAKU shall not be obligated to pay EICCOSE (or Stanford) any initial, upfront or milestone payments or any other royalties or license fees for the grant of such license to KAYAKU pursuant to Section 2.2(a). For the avoidance of doubt, KAYAKU shall not be obligated to pay EICCOSE any such running royalty after the expiration of the Royalty Term.

(c) Sublicensees’ obligations. Each sublicense agreement between KAYAKU and any sublicensee of KAYAKU under this Agreement shall not conflict with the terms and conditions of this Agreement. KAYAKU shall, in each sublicense agreement under which it grants a sublicense under the license set forth in Section 2.2(a), include among others the following terms and conditions: (i) KAYAKU’s sublicensees shall grant KAYAKU the rights to grant EICCOSE an exclusive license with the right to grant sublicenses pursuant to Section 2.1(a) under the Know-How and the Patents owned or Controlled by KAYAKU’s sublicensees; and (ii) KAYAKU’s sublicensees shall bear the same secrecy and non-use obligations as KAYAKU bears under Article 10. KAYAKU shall remain primarily responsible for the performance of such obligations of KAYAKU’ sublicensees by each of such sublicensees.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(d) Sublicenses. KAYAKU shall, within thirty (30) days after granting any sublicense under Section 2.2(a) above, notify EICCOSE of the grant of such sublicense and provide EICCOSE with a true and complete copy of such sublicense agreement.

(e) EICCOSE’s First Opportunity. Notwithstanding the above provisions in this Section 2.2, in the event KAYAKU decides to initiate discussions with a Third Party regarding a sublicense under this Agreement, then KAYAKU shall first so inform EICCOSE of the terms it is seeking, and EICCOSE shall have the opportunity to take the sublicense on such terms. EICCOSE must provide its decision whether to take the sublicense within [ * ] after EICCOSE is so informed by KAYAKU. If EICCOSE does not take the sublicense within such [ * ], KAYAKU may then offer a sublicense to a third party on such terms but may not materially change those terms without first offering the materially changed terms to EICCOSE as provided in this section.

(f) Disclosure of Know-How by EICCOSE. EICCOSE shall, as soon as practicable after the Effective Date, and from time to time thereafter during the Term, promptly disclose to KAYAKU all of the Know-How owned or Controlled by EICCOSE or its sublicensees that is material or necessary or helpful for the development, Regulatory Approval and commercialization of the Product in the KAYAKU Territory by KAYAKU or its sublicensees.

(g) Stanford Sublicense Requirements. The Parties acknowledge that [ * ] a sublicense under the Stanford License [ * ]. Neither KAYAKU nor EICCOSE [ * ] would be [ * ]; both acknowledge that [ * ] to their knowledge at present. KAYAKU acknowledges that, [ * ], it must comply with all requirements under the Stanford License specified in Appendix 2.2(g) attached hereto. EICCOSE shall comply with its obligations specified in Appendix 2.2(g) attached hereto.

2.3 Negative Covenant; No Implied License. EICCOSE covenants that it will not, and it will not permit any of its sublicensees to, use or practice any Know-How and Patents owned or Controlled by KAYAKU or its sublicensees outside the scope of the license granted to it under Section 2.1 above. KAYAKU covenants that it will not, and it will not permit any of its sublicensees to, use or practice any Know-How and Patents owned or Controlled by EICCOSE or its sublicensees outside the scope of the license granted to it under Section 2.2 above. Except as set forth herein, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, under any trademarks, patents or patent applications owned or Controlled by the other Party or its sublicensees.

ARTICLE 3  PRODUCT DEVELOPMENT

3.1 Development by EICCOSE.

(a) EICCOSE shall conduct development of the Product in the EICCOSE Territory in accordance with the development plan attached hereto as Exhibit A and shall comply

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

with all applicable Laws. From time to time during the Term, EICCOSE may update and amend the then-current development plan and, in such event, shall provide KAYAKU with a copy of such updated or amended development plan. EICCOSE shall provide KAYAKU with a written report on the status and progress of development activities on a [ * ].

(b) Promptly after the Effective Date, EICCOSE shall seek US and EU regulatory guidance on the utility of KAYAKU preclinical and clinical data on file for purposes of development in the EICCOSE Territory.

(c) Promptly but in any event within [ * ] after the Effective Date, KAYAKU shall assign to EICCOSE its US IND for the Product and EICCOSE shall undertake and be responsible for all development, including without limitation clinical development, of the Product in the EICCOSE Territory. EICCOSE acknowledges that the KAYAKU IND in the US is inactive or has been withdrawn for purposes of Regulatory Approval.

(d) All Information generated in the development activities hereunder by or for EICCOSE or its sublicensees shall be the property of EICCOSE, its sublicensees, and/or its or their collaborators. In the event such Information is made by such sublicensees, EICCOSE shall ensure that such Information and Patents for inventions in such Information are included in the Know-How and the Patents owned or Controlled by its sublicensees and can be used by KAYAKU or its sublicensees under the license granted pursuant to Section 2.2(a). In the event such Information is made by such collaborators, EICCOSE shall, and shall cause its sublicensees to, make reasonable best efforts to own or Control such Information and Patents for inventions in such Information so that such Information and Patents are included in the Know-How and the Patents owned or Controlled by EICCOSE or its sublicensees as the case may be and can be used by KAYAKU or its sublicensees under the license granted pursuant to Section 2.2(a).

(e) Provided KAYAKU is in and maintains compliance with all laws and regulatory requirements for clinical development and sale of Products in the EICCOSE Territory, EICCOSE shall purchase from KAYAKU and KAYAKU shall provide to EICCOSE the quantities of the Study Product (or bulk material of API for use therein) needed for EICCOSE to develop the Product for the Regulatory Approval as provided herein. EICCOSE shall purchase from KAYAKU sufficient Study Product (or bulk material of API for use therein) for use in its Phase 2 studies conducted by or for EICCOSE at either the Japanese Health Authority approved price or at a price set forth below in case of bulk material of API. The first purchase, of Phase 2 supplies, will be due after the Regulatory Authority approval of a new US IND filed by EICCOSE to permit study of the Study Product in the US.

(f) Within [ * ] of the Effective Date, EICCOSE shall place a binding order for Study Product for Phase 2 studies from KAYAKU, and KAYAKU shall sell to EICCOSE the Study Product meeting the specifications required by EICCOSE to be used as clinical trial material for Phase 2 studies. The price per 30 mg of API contained in the Study Product will be [ * ]. However, in the event the bulk material of API is supplied in lieu of the Study Product, the price per 30 mg shall be [ * ] Promptly after the initiation of Phase 2 studies, EICCOSE shall notify KAYAKU whether it wishes to transfer manufacturing to a Third Party as per Section 5.3 below (the “Manufacturing Option”), or to enter into a supply agreement (the “Supply Agreement”). If

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EICCOSE wishes to enter into a Supply Agreement, then the Parties shall diligently negotiate and enter into the same, which will describe how Product for Phase 3 studies and commercial sale (or bulk material of API for use therein) will be supplied by KAYAKU to EICCOSE or its sublicensees. The Supply Agreement shall include the following: provisions regarding the frequency with which EICCOSE or its sublicensees may order Product (or bulk material of API for use therein), any limitations on how much Product (or bulk material of API for use therein) may be ordered at any time, requirements that KAYAKU delivers Product (or bulk material of API for use therein) to EICCOSE or its sublicensees on time with a cure period [ * ], and the right of EICCOSE to establish a second source of Product such that supply of Product for clinical use or commercial sale will not be interrupted in the event KAYAKU is unable or unwilling to provide Product for clinical use or commercial sale (or bulk material of API for use therein) as necessary to meet the requirements of EICCOSE and its sublicensees. In any event, the Supply Agreement shall provide for the identification by EICCOSE of an alternate Third Party manufacturing source acceptable to KAYAKU after the initiation of Phase 3 studies and related disclosure to such Third Party manufacturing source by KAYAKU of Information sufficient to manufacture Product for the EICCOSE Territory under a secrecy agreement reasonably acceptable to KAYAKU; provided that the second source shall not supply more than [ * ] of EICCOSE’s and its sublicensees’ needs for so long as KAYAKU can provide the remaining [ * ], and is providing on-time delivery of the total amount of Product (or bulk material of API for use therein) meeting required specifications as ordered by EICCOSE or its sublicensees. Subject to the provision of preceding sentence, EICCOSE may elect to have such Third Party manufacturing source supply Product for commercial sale for the EICCOSE Territory at any time provided that EICCOSE shall pay to KAYAKU [ * ] of the applicable price per 30 mg of API contained in the Product (or bulk material of API) set forth in Section 5.3 for Product to be sold that would otherwise apply if KAYAKU supplied such material for such capsule that is supplied by the Third Party manufacturing source unless such supply results from a KAYAKU breach of the Supply Agreement by KAYAKU or other failure by KAYAKU to timely perform as provided in the Supply Agreement. EICCOSE and KAYAKU shall negotiate the other terms and conditions of the Supply Agreement in good faith and conclude the Supply Agreement prior to the initiation of the Phase 3 studies, unless EICCOSE exercises its Manufacturing Option, as provide in under Section 5.3 below.

(g) Provided KAYAKU is in compliance with all laws and regulatory requirements and the Supply Agreement, EICCOSE shall either purchase the Study Product (or bulk material of API for use therein) from KAYAKU for use in Phase 3 studies conducted by or for EICCOSE at a price [ * ] or at a price set forth below in case of bulk material of API or have it otherwise manufactured pursuant to the Manufacturing Option under Section 5.3. This purchase or exercise of the Manufacturing Option will be made upon proof of concept in Phase 2 studies and in any event contemporaneously with the Regulatory Authority concurrence on plans for Phase 3 studies. If EICCOSE elects to source Phase 3 Study Product from KAYAKU, KAYAKU shall sell to EICCOSE the Study Product (or bulk material of API for use therein) to be used for Phase 3 studies. The price per 30 mg of API contained in the Study Product shall be [ * ]. However, in the event the bulk material of API is supplied in lieu of the Study Product, the price per 30 mg shall be [ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(h) Phase 2b and Phase 3 studies to be conducted by EICCOSE under this Agreement are contemplated to be placebo-controlled studies, so placebo capsules must be used. EICCOSE and KAYAKU shall discuss which Party shall procure or produce placebo capsules, and KAYAKU shall disclose to EICCOSE Information relating to the production of such placebo capsules to the extent then available if KAYAKU is not the supplier.

3.2 Purchase of Study Product by EICCOSE’s Sublicensees. EICCOSE’s sublicensees shall have the same right to purchase from KAYAKU the Study Product (or bulk material of API for use therein) under the same conditions as in Section 3.1(e), (f) and (g) and under the conditions of the Supply Agreement and the same Manufacturing Option under Section 5.3.

3.3 Development by KAYAKU.

(a) KAYAKU or its sublicensees shall conduct development of the Product in the KAYAKU Territory in accordance with the development plan, which will be provided to EICCOSE by KAYAKU within [ * ] after EICCOSE reports to KAYAKU the results, which may be in the form of a clinical study report, of the Phase 2 studies conducted in the EICCOSE Territory. KAYAKU and EICCOSE shall discuss such development plan and must reach agreement thereon within [ * ] after receipt by KAYAKU from EICCOSE of such Phase 2 studies report. KAYAKU shall not sublicense its rights under this Agreement until EICCOSE agrees to such development plan, which agreement shall not be unreasonably withheld. KAYAKU may update and amend the then-current development plan with EICCOSE’s advance written consent, which shall not be unreasonably withheld. KAYAKU shall provide EICCOSE with a written report on the status and progress of development activities on a [ * ] basis after initiation of clinical development.

(b) KAYAKU or its sublicensees shall undertake and be responsible for all development, including without limitation, clinical development of the Product in the KAYAKU Territory.

(c) All Information generated in the development activities hereunder by or for KAYAKU or its sublicensees shall be the property of KAYAKU, its sublicensees, and/or its or their collaborators. In the event such Information is made by such sublicensees, KAYAKU shall ensure that such Information and Patents for inventions in such Information are included in the Know-How and the Patents owned or Controlled by its sublicensees and can be used by EICCOSE or its sublicensees under the license granted pursuant to Section 2.1(a). In the event such Information is made by such collaborators, KAYAKU shall, and shall cause its sublicensees to, make reasonable best efforts to own or Control such Information and Patents for inventions in such Information so that such Information and Patents are included in the Know-How and the Patents owned or Controlled by KAYAKU or its sublicensees as the case may be and can be used by EICCOSE or its sublicensees under the license granted pursuant to Section 2.1(a).

3.4 Assistance. Upon the other Party’s request, each Party shall, and shall cause its sublicensees to, provide the other Party and its sublicensees with reasonable assistance in connection with the development of the Product hereunder by the other Party or its sublicensees.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.5 Reports. Each Party shall, and shall cause its sublicensees to, document all preclinical studies and clinical trials conducted by or for it or them in written study reports and shall provide the other Party with a summary of each such report in English promptly after its completion.

3.6 Disclosure. Each Party shall promptly provide the other Party with (i) such data and information obtained by the development activities hereunder (including clinical studies and other studies) conducted by, for, on behalf of or in collaboration with such Party or its sublicensees, and (ii) copies of regulatory documents filed in connection with the development hereunder by or for such Party or its sublicensees, as is reasonably necessary or helpful to the other Party or its sublicensees in obtaining Regulatory Approval for use or sale of the Product in the Field in such other Party’s Territory.

3.7 Records. Each Party shall maintain complete, current, and accurate records of all work of development conducted by it, and all Information resulting from such work. Each Party shall cause the sublicensees to maintain complete, current, and accurate records of all work of development conducted by such sublicensees, and all Information resulting from such work. Such records shall fully and properly reflect all work done and results achieved in the performance of the development activities in good scientific manner appropriate for regulatory purposes. The other Party shall have the right to review all records maintained by such Party or such sublicensees at reasonable times, upon the other Party’s written request.

3.8 Termination of Development. In the event either Party or its sublicensees determine at its or their sole discretion that further development of the Product by such Party or its sublicensees is commercially, financially, or otherwise not advisable or reasonable due to the reasons of (i) efficacy, (ii) safety, (iii) infringement of the Third Party’s patent or other intellectual property, or (iv) marketability or profitability, such Party and its sublicensees may terminate the development of the Product hereunder. In the event such Party (and its sublicensees, if any) have determined to terminate any and all of the development in certain country(ies) in such Party’s Territory, (a) such Party shall promptly give to the other Party written notice to that effect stating the date of termination of such development, (b) the license granted to such Party (including the sublicenses granted to such sublicensees) pursuant to Section 2.1(a) or 2.2(a), as applicable, shall terminate on such date with respect to such country(ies), (c) the other Party and its sublicensees shall have access to and the right to use all documents, data, results and other Information generated from or obtained by the development in such country(ies) hereunder by such Party or its sublicensees and (d) such Party shall, and shall cause its sublicensees to, cooperate with the other Party and its sublicensees for such access and right to use.

ARTICLE 4  REGULATORY MATTERS

4.1 Regulatory Responsibilities.

(a) Subject to Section 2.1(e), which obligates KAYAKU to file and maintain DMFs for the Product in the EICCOSE Territory, each Party or its sublicensees shall own all

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Regulatory Filings and Regulatory Approvals for the Product in its Territory, and shall be solely responsible for preparing any and all Regulatory Filings for the Product in its Territory. Each Party shall assist the other Party or its sublicensees as they may reasonably request in connection with the preparation and filing of such Regulatory Filings and discussions with any Regulatory Authority, to the extent agreed by the Parties, at the other Party’s or its sublicensees’ reasonable request.

(b) Each Party shall keep the other Party informed of regulatory developments specific to the Product throughout such Party’s Territory.

(c) Each Party shall, and shall ensure that its sublicensees will, be responsible to ensure, at its sole expense, that the development, manufacture, and commercialization of the Product in its Territory are in compliance with all applicable Laws, including without limitation all rules and regulations promulgated by any of the Regulatory Authorities in its Territory. Specifically and without limiting the foregoing, each Party shall, and shall ensure that its sublicensees will, file all compliance filings, certificates, and safety reporting in its Territory at its sole expense.

4.2 Adverse Events.

(a) The Parties shall keep each other informed on all reports, including publications of adverse events, coming to either Party’s knowledge with regard to the Product, regardless of the origin of such reports.

(b) Each Party shall report all serious adverse events occurring in clinical trials under the use of the Product to the other Party within [ * ] after they come to the attention of that Party. In the event of fatal or life-threatening situations, adverse events will be reported to the other Party within [ * ] by facsimile or email message.

(c) The Parties will conclude a separate agreement with respect to the exchange of safety information, if necessary.

4.3 Data Exchange and Use. Each Party shall promptly permit the other Party to access, and shall provide the other Party with rights to reference and use in association with the Product in the Field for use in their respective Territories, all of its or its sublicensees’ regulatory, preclinical, and clinical data documentation, the Regulatory Filings, and the Regulatory Approvals with respect to the Product in the Field for use in their respective Territories.

ARTICLE 5  COMMERCIALIZATION

5.1 Responsibility. Each Party shall be solely responsible for all aspects of the commercialization by such Party or its sublicensees of the Product in the Field in its Territory.

5.2 Trademark. EICCOSE and KAYAKU shall discuss the use of same trademarks with respect to the commercialization of the Product in the Field.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5.3 Product; Manufacturing Option. Unless EICCOSE or its sublicensees have exercised their Manufacturing Option as provided in this Section 5.3, EICCOSE and its sublicensees shall purchase from KAYAKU such quantities of the Product (or bulk material of API for use therein) needed for EICCOSE or its sublicensees, as applicable, in accordance with the terms and conditions of the Supply Agreement, so long as KAYAKU is able to supply such Product or bulk material of API, at a price of [ * ]. However, in the event the bulk material of API is supplied, the price per 30 mg shall be [ * ]. Such price shall be on an FCA Japan (INCOTERMS 2010) basis. The Supply Agreement shall provide that KAYAKU shall make the Product (or bulk material of API for use therein) in compliance with all applicable regulatory requirements and Laws in the EICCOSE Territory. At any time after the successful completion of Phase 2 studies, EICCOSE or its sublicensees shall, however, be free to exercise the Manufacturing Option to source the Product for Phase 3 studies and/or commercial sale (or bulk material of API for use therein) as they in their sole discretion elect upon notice to KAYAKU. In the case of such notice, KAYAKU shall provide EICCOSE with all Information relating to the manufacture of the API for use by such Third Party manufacturing source solely for the manufacture of API for or on behalf of EICCOSE or its sublicensees hereunder, which Information shall then become Know-How under Section 1.11, and shall diligently transfer the Manufacturing Know-How to EICCOSE or its sublicensee or such Third Party, at EICCOSE’s or its sublicensees’ direction and sole expense. KAYAKU estimates the cost of technology transfer of the Manufacturing Know-How shall not exceed [ * ], excluding EICCOSE’s labor costs, the cost of necessary raw materials, and the costs of the necessary equipment and expenses of operations. In the event EICCOSE or its sublicensees sell the Product which is manufactured by EICCOSE, its sublicensees and/or other Third Party using Manufacturing Know-How disclosed by KAYAKU as a result of exercising its Manufacturing Option, EICCOSE shall, and shall cause such sublicensees to, pay to KAYAKU a royalty of [ * ] on Net Sales by EICCOSE or its sublicensees of such Product in the EICCOSE Territory or a lump sum payment agreed by EICCOSE or its sublicensees and KAYAKU, for use of the Manufacturing Know-How.

5.4 Termination of Commercialization. In the event either Party or its sublicensees determine at its or their sole discretion that further commercial sale of the Product by such Party or its sublicensees are commercially, financially, or otherwise not advisable or reasonable due to the reasons of (i) efficacy, (ii) safety, (iii) infringement of the Third Party’s patent or other intellectual property, (iv) marketability, or (v) profitability, such Party and its sublicensees may terminate the commercial sale of the Product. In the event such Party (and its sublicensees, if any) has determined to terminate any and all of the commercial sale of the Product in certain country(ies) in such Party’s Territory, (a) such Party shall promptly give to the other Party [ * ] written notice to that effect stating the date of termination of such commercial sale, (b) the license granted to such Party (including the sublicenses granted to such sublicensees) pursuant to Section 2.1(a) or 2.2(a) as applicable shall terminate on such date with respect to such country(ies), (c) the other Party and its sublicensees may have access to and the right to use all documents, data, results and other Information generated from or obtained by the development and the commercial sale in such country(ies) hereunder by such Party or its sublicensees and (d) such Party shall, and shall cause its sublicensees to, cooperate with the other Party and its sublicensees for such access and right to use.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE 6  PAYMENT

6.1 Running Royalties. For the grant of license to KAYAKU pursuant to Section 2.2(a), KAYAKU shall, during the Royalty Term, pay to EICCOSE the running royalty on sales by KAYAKU or its sublicensees of the Product for use in the Field in the KAYAKU Territory at a rate of [ * ] of the Net Sales as follows:

(a) Royalty Term. The running royalty payment obligation under Section 2.2 (a) shall be due, on a country-by-country basis, during the period of time beginning upon the First Commercial Sale of the Product in such country, and ending upon the later of (i) the date of expiration of the last-to-expire Valid Claim covering the Product or its use, manufacture, or sale in such country, and (ii) the tenth (10th) anniversary after the First Commercial Sale of the Product in such country (the “Royalty Term”).

(b) Royalty Payments and Reports. KAYAKU shall deliver to EICCOSE a report containing the following information for the prior calendar quarter: (i) the number, description, and aggregate Net Sales of licensed Product during the completed calendar quarter; (ii) the gross sales associated with the Product sold by KAYAKU and its sublicensees; (iii) a calculation of the Net Sales of the Product sold by KAYAKU or its sublicensees; and (iv) a calculation of payments due to EICCOSE with respect to the foregoing. KAYAKU shall deliver the foregoing report to EICCOSE within [ * ] after the end of such calendar quarter. Within [ * ] after the end of each calendar quarter, KAYAKU shall remit to EICCOSE any payment due for the applicable calendar quarter in U.S. dollars. If no royalties are due to EICCOSE for such reporting period, the report shall so state. In the event KAYAKU has Net Sales of Product for which a royalty payment by EICCOSE is due under the Stanford License, it being understood that no such royalty is due for Product made and sold in the Asian Territory, then KAYAKU shall comply with the royalty reporting obligations contained therein for such Net Sales.

(c) Foreign Exchange. The rate of exchange to be used in computing the amount of currency equivalent in U.S. dollars of the Net Sales invoiced in other currencies shall be made at the average of the closing exchange rates (TTM) reported by The Bank of Tokyo-Mitsubishi UFJ, Ltd. over the last five (5) business days of the applicable reporting period for the payment due.

(d) Payment Method; Late Payments. All royalty payments due to EICCOSE hereunder shall be made by wire transfer of immediately available funds into an account designated by EICCOSE. If EICCOSE does not receive payment of any sum due to it on or before the due date, simple interest shall thereafter accrue on the sum due to EICCOSE until the date of payment at the per annum rate of [ * ] over the then-current prime rate reported by The Bank of Tokyo-Mitsubishi UFJ, Ltd. in Japan or the maximum rate allowable by applicable Law, whichever is lower.

6.2 Records; Audits. KAYAKU will, and will assure that its sublicensees will, maintain complete and accurate records in sufficient detail to permit EICCOSE to confirm the

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

accuracy of the calculation of running royalty payments under this Agreement. Upon reasonable prior notice, such records shall be available during regular business hours for a period of [ * ] from the end of the calendar year to which they pertain for examination at the expense of EICCOSE, and not more often than [ * ] each calendar year, by an independent certified public accountant selected by EICCOSE and reasonably acceptable to KAYAKU or its sublicensees, for the sole purpose of verifying the accuracy of the financial reports furnished by KAYAKU pursuant to this Agreement. Any such auditor shall not disclose to EICCOSE KAYAKU’s Confidential Information or its sublicensees’ Confidential Information, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by KAYAKU or the amount of payments due by KAYAKU under this Agreement. Any amounts shown to be owed but unpaid shall be paid within [ * ] from the receipt by KAYAKU of the accountant’s report, plus interest (as set forth in Section 6.1(d)) from the original due date.

6.3 Taxes. The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate tax withholding or similar obligations in respect of the running royalty. In the event that KAYAKU is required to withhold any taxes on any amount payable to EICCOSE hereunder, under the applicable Laws of the KAYAKU Territory, KAYAKU may deduct such withholding taxes and shall obtain and furnish EICCOSE with official tax receipts, or other evidence of payment of such withholding taxes, sufficient to permit EICCOSE to demonstrate the payment of such withholding taxes, in order to establish EICCOSE’s right to a credit for such withholding taxes against EICCOSE’s income tax liability in U.S.

6.4 Costs for DMF, etc. EICCOSE shall bear the direct costs incurred by KAYAKU for preparing documents necessary for EICCOSE to file application for conducting clinical development and obtaining Regulatory Approval, including the DMF, in the EICCOSE Territory and shall pay to KAYAKU [ * ] for the same. EICCOSE shall pay to KAYAKU, by telegraphic transfer to the bank account designated by KAYAKU, [ * ] after receipt of invoice to be issued by KAYAKU after the Effective Date. EICCOSE shall pay to KAYAKU remaining [ * ] after such documents have been prepared, filed, and determined adequate by the Regulatory Authority, at which time KAYAKU shall issue an invoice that shall be paid by EICCOSE within [ * ] by telegraphic transfer to the bank account designated by KAYAKU. In the event, such documents are finally determined not adequate by the Regulatory Authority due to the reasons attributable to KAYAKU, KAYAKU shall pay back to EICCOSE such [ * ] received from EICCOSE. However, in the event, such documents are finally determined not adequate by the Regulatory Authority due to the reasons not attributable to KAYAKU, KAYAKU shall not pay back to EICCOSE such [ * ] and EICCOSE shall pay to KAYAKU such [ * ] after receipt of invoice from KAYAKU.

ARTICLE 7  INTELLECTUAL PROPERTY

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.1 Infringement of Patents by Third Parties.

(a) Notification. Each Party shall promptly notify the other Party in writing of any existing or threatened infringement of the Patents owned or Controlled by such Party or the other Party or their sublicensees through the development or commercialization of the Product in the Field by any Third Party, of which such Party becomes aware.

(b) Product Infringement. In the event a Party’s Patents are infringed by the commercialization of the Product in the Field by a Third Party in the other Party’s Territory, such Party shall make reasonable efforts to stop such infringement in the other Party’s Territory to protect the commercialization of the Product in the Field by the other Party or its sublicensees in the other Party’s Territory. If such Party fails to institute and prosecute an action or proceeding to remove such infringement without delay, then the other Party shall have the right, but not the obligation to, commence a suit or take action to enforce the applicable Patents against such Third Party perpetrating such infringement in the other Party’s Territory at its own cost and expense. In this case, such Party shall take appropriate actions, if any, to enable the other Party to commence a suit or take the actions set forth in the preceding sentence.

7.2 Infringement of Third Party Rights. Each Party shall not be liable for the infringement of patents or other intellectual property rights of a Third Party by the commercialization of the Product or any other activities under this Agreement by the other Party or its sublicensees.

ARTICLE 8  REPRESENTATIONS AND WARRANTIES

8.1 Mutual Representations and Warranties. Each Party hereby represents, warrants, and covenants (as applicable) to the other Party as follows:

(a) Authority and Binding Agreement. As of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

(b) No Conflict; Covenant. It is not a party to any agreement that would materially prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under this Agreement.

(c) No Notice of Infringement. As of the Effective Date, each Party has not received any written notice from any Third Party asserting or alleging that any development or commercialization of a Product in the Field by such Party infringes or misappropriates the intellectual property rights of such Third Party.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(d) No Debarment. In the course of the development of the Product, each Party shall not use, during the Term, any employee or consultant who has been debarred by any Regulatory Authority, or, to the best of such Party’s knowledge, is the subject of debarment proceedings by the Regulatory Authority.

8.2 No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, IS MADE OR GIVEN BY OR ON BEHALF OF THE PARTY. ALL REPRESENTATIONS AND WARRANTIES OTHER THAN THOSE EXPRESSLY STATED IN THIS AGREEMENT, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

ARTICLE 9  INDEMNIFICATION

9.1 Indemnification. Each Party hereby agrees to defend, hold harmless, and indemnify the other Party from and against any and all liabilities, damages, expenses, and/or losses, including without limitation reasonable legal expenses and attorneys’ fees (collectively “Losses”), in each case resulting from any Third Party suits, claims, actions, and demands arising directly or indirectly out of (a) a breach of any of such Party’s obligations under this Agreement, or (b) the negligence or willful misconduct of such Party. Such Party’s obligation shall not apply to the extent that any such Losses arise from: (A) the negligence or willful misconduct of the other Party, or (B) the other Party’s breach of this Agreement.

9.2 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES OR LOSS OF PROFITS INCURRED BY EITHER PARTY AND ARISING FROM PERFORMANCE OR NON-PERFPRMANCE UNDER THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT WHEN SUCH LIABILITY ARISES FROM SUCH PARTY’S INTENTIONAL BREACH OF OR WILLFUL MISCONDUCT, IN WHICH CASE THERE SHALL BE NO LIMIT TO SUCH LIABILITY.

ARTICLE 10  CONFIDENTIALITY

10.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information received from the other Party under this Agreement.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

The foregoing confidentiality and non-use obligations shall not apply to any portion of the Confidential Information that the receiving Party can demonstrate by competent written proof:

(a) was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d) is subsequently disclosed to the receiving Party or its Affiliate by the Third Party who has a legal right to make such disclosure; or

(e) is subsequently independently discovered or developed by the receiving Party or its Affiliate without the aid, application, or use of the Confidential Information received from the disclosing Party, as evidenced by a contemporaneous writing.

10.2 Authorized Disclosure. Notwithstanding the obligations set forth in Section 10.1, the Party may disclose the Confidential Information received from the other Party to the extent:

(a) such disclosure: (i) is reasonably necessary for the prosecuting or defending litigation as contemplated by this Agreement, or (ii) reasonably necessary for a Regulatory Filing or Regulatory Approval;

(b) such disclosure is reasonably necessary: (i) to such Party’s attorneys, independent accountants, or advisors for the sole purpose of enabling such attorneys, independent accountants, or advisors to provide advice to the receiving Party, provided that in each such case on the condition that such attorneys, independent accountants, and advisors are bound by confidentiality and non-use obligations consistent with those contained in this Agreement; or (ii) to actual or potential investors and/or acquirers solely for the purpose of evaluating an actual or potential investment or acquisition, provided that in each such case on the condition that such actual or potential investors and/or acquirers are bound by confidentiality and non-use obligations consistent with those contained in this Agreement;

(c) such disclosure is required by judicial or administrative process, provided that in such event such Party shall promptly inform the other Party of such required disclosure and provide the other Party an opportunity to challenge or limit the disclosure obligations; the Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Article 10, and the Party disclosing the Confidential Information pursuant to law or court order shall take all steps reasonably necessary, including seeking of confidential treatment or a protective order to ensure the continued confidential treatment of such Confidential Information;

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(d) such disclosure is reasonably necessary to its collaborators in its respective Territory (including CROs, hospitals, doctors, consultants, subcontractors, and the Affiliates) for the purpose of the development, manufacture, and/or commercialization of the Product or API as applicable, solely for the purpose of carrying out such collaboration, on the condition that such collaborators are bound by confidentiality and non-use obligations consistent with those contained in Section 10.1 for a period of at least [ * ] after the disclosure of the Confidential Information to such collaborators; for clarity, each Party shall have the right to disclose to its sublicensees in its Territory, and such sublicensees shall have the right to use, the Confidential Information received from the other Party in accordance with the right granted under the sublicense under Section 2.1(a) or Section 2.2(a) on condition that such sublicensees are bound by confidentiality and non-use obligations consistent with those contained in this Agreement; or

(e) such disclosure is reasonably necessary to its potential sublicensees to have such potential sublicensees evaluate the possibility of sublicenses under Section 2.1(a) or 2.2(a) on condition that such potential sublicensees are bound by confidentiality and non-use obligations consistent with those contained in Section 10.1 for a period of at least [ * ] after the disclosure of the Confidential Information to such potential sublicensees.

10.3  Other Disclosure.

(a) During the Term, each Party shall have the right to issue press release or make a public announcement concerning the material terms of this Agreement or the development or commercialization of the Product under this Agreement, such as announcing the commencement and completion of clinical studies for the Product in its Territory, the filing and obtaining of the Regulatory Approvals for the Product in its Territory, the First Commercial Sale of the Product in its Territory, after providing the other Party with reasonable advance notice of the content thereof. Such other Party shall have the right to review and comment on such proposed press release or announcement and the Party seeking such disclosure shall take into consideration and incorporate when appropriate the comment from the other Party.

(b) The Parties agree that each Party and its sublicensees may publish or disclose any data, results and other Information generated from or obtained by the development hereunder by such Party or its sublicensees, but only after such Information has been disclosed to the other Party, but each Party and its sublicensees shall not publish or disclose any data, results and other Information generated from or obtained by the development hereunder by the other Party or its sublicensees without prior written consent of the other Party.

10.4 Equitable Relief. Each Party acknowledges that a breach of this Article 10 may not reasonably or adequately be compensated in damages in an action at law and that such a breach could cause the other Party irreparable injury and damage. By reason thereof, each Party agrees that the other Party shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of the obligations relating to the Confidential Information set forth herein by such Party.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

10.5 Obligation Period. Except as otherwise provided for herein, the obligations of the Parties under this Article 10 shall continue for a period of [ * ] after the expiration or termination of this Agreement.

ARTICLE 11  TERM AND TERMINATION

11.1 Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 11, shall remain in effect so long as any of EICCOSE, KAYAKU or their sublicensees intends to conduct or is conducting development or sale of the Product in the Field (“Term”).

11.2 Termination for Breach or for Other Reasons.

(a) Notice. If either Party believes that the other Party is in material breach of this Agreement, then the Party holding such belief (the “Non-breaching Party”) may deliver notice of such breach to the other Party (the “Notified Party”). The Notified Party shall have [ * ] to cure such breach, if such breach exists, to the extent involving non-payment of amounts due hereunder or failure to deliver material quantities of Product meeting applicable specifications in a timely manner, and [ * ] either to cure such breach for all other material breaches, or, if cure of such breach other than non-payment cannot reasonably be effected within such [ * ] period, to deliver to the Non-breaching Party a plan reasonably calculated to cure such breach within a timeframe that is reasonably prompt in light of the circumstances then prevailing but in no event longer than an additional [ * ]. Following delivery of such a plan, the Notified Party shall carry out the plan and cure the breach within the timeframe set forth in the plan, and the failure of the Notified Party to cure the breach within such timeframe shall result in the immediate and automatic termination of this Agreement upon the expiration of such timeframe.

(b) Failure to Cure. If the Notified Party fails to cure a material breach of this Agreement as provided for in Section 11.2(a), then the Non-Breaching Party may terminate this Agreement upon written notice to the Notified Party.

(c) Termination by KAYAKU. KAYAKU may terminate this Agreement immediately upon written notice to EICCOSE if (i) EICCOSE or its sublicensee has not filed a Regulatory Filing (e.g., an Investigational New Drug application filed with the FDA contemplating Phase 2 studies) under this Agreement within twelve (12) months of the Effective Date, (ii) after making such a Regulatory Filing under this Agreement, EICCOSE or its sublicensee does not conduct development activities under this Agreement for a period of fifteen (15) months, (iii) EICCOSE or its sublicensee does not file an application for Regulatory Approval under this Agreement within [ * ] after the Effective Date, (iv) EICCOSE or its sublicensee does not obtain Regulatory Approval under this Agreement within [ * ] after the Effective Date, (v) EICCOSE or its sublicensee ceases development or commercialization of the Product under this Agreement, or (vi) EICCOSE or its sublicensee initiates development of the Product in the Field in the EICCOSE Territory other than under this Agreement.

(d) Termination by agreement. In the event all of EICCOSE, KAYAKU, and their respective sublicensees hereunder, if any, agree that further development or commercialization of the Product hereunder is commercially, financially, or otherwise not advisable, the Parties shall terminate this Agreement.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

11.3 Rights upon Termination of this Agreement. In the event this Agreement is terminated pursuant to Section 11.2, upon termination of this Agreement, each Party shall immediately return and destroy all documents, in written and electronic form, containing the Confidential Information received from the other Party and destroy any copies of such Confidential Information and notes containing such Confidential Information, except that each Party may retain one copy of such documents for record keeping purposes only in a safe and secure place; provided, however, that Information that has to be stored or archived according to GLP-Regulations may be so stored without breach of this Section 11.3.

11.4 Survival. Termination or expiration of this Agreement shall not operate to release any Party from (i) any obligation that may survive expiration or termination of this Agreement as expressly stated herein, (ii) any obligations which by implication are intended to come into or continue in force on or after expiration or termination of this Agreement, and (iii) liability incurred under the terms of this Agreement prior to or upon expiration or termination of this Agreement.

ARTICLE 12  MISCELLANEOUS

12.1 Entire Agreement; Amendment. This Agreement, including the Appendix and the Exhibits hereto, sets forth the complete, final, and exclusive agreement, and all the covenants, promises, agreements, warranties, representations, conditions, and understandings between the Parties with respect to the subject matter hereof, and supersedes, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof. There are no covenants, promises, agreements, warranties, representations, conditions, or understandings, either oral or written, between the Parties other than as are set forth herein. No subsequent alteration, amendment, change, or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized representative of each Party.

12.2 Force Majeure. Each Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the reasonable control of the nonperforming Party, including without limitation, an act of God, terrorism, involuntary compliance with any regulation, law, or order of any government, war, civil commotion, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm, or like catastrophe, and such catastrophes generally. Notwithstanding the foregoing, if KAYAKU is unable to supply Study Product or Product due to force majeure, then it shall notify EICCOSE of that inability as promptly as possible, and EICCOSE shall have the right to exercise its Manufacturing Right under Section 5.3 immediately (regardless of whether Phase 2 studies have then been successfully completed). Otherwise, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party. If a force majeure persists for more than ninety (90) days, then the Parties will

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

discuss in good faith the modification of the Parties’ obligations under this Agreement to mitigate any delays caused by such force majeure.

12.3 Dispute Resolution. If any dispute or difference arises out of or in connection with this Agreement between the Parties, such dispute or difference shall be settled amicably by mutual discussion if practicable, within [ * ] of written notification of a dispute or difference. In case of failure of amicable settlement within such [ * ] period, it shall be finally settled by arbitration conducted in the English language in accordance with the Rules of Arbitration of the International Chamber of Commerce. The arbitration shall be held in Tokyo, Japan, if KAYAKU is defendant, and in San Francisco, California, if EICCOSE is defendant. The award thereof shall be final and binding upon the Parties, and judgment on such award may be entered in any court or tribunal having jurisdiction thereof.

12.4 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 12.4, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by confirmed facsimile or a reputable courier service, or (b) seven (7) business days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.

If to KAYAKU:	Nippon Kayaku Co., Ltd.
1-1, Marunouchi 2-chome, Chiyoda-ku
Tokyo 100-0005, Japan
Attention: Head of Business Development Division
Facsimile: +81-50-3730-6898

If to EICCOSE:	Eiccose Pharmaceuticals Inc.
1115 Lafayette St., Santa Clara
CA 95050, USA
Attention: Chief Executive Officer
Email: DCory@eiccose.com

12.5 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that the Party may make such an assignment without the other Party’s consent to a successor to substantially all of the business of such Party to which this Agreement relates (whether by merger, acquisition, sale of stock, sale of assets, or other transaction). Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 12.5 shall be null, void, and of no legal effect. Upon any such assignment or acquisition, any reference herein to “EICCOSE” shall mean the assignee or acquirer, as the case may be.

12.6 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

12.7 No Waiver. Any delay in enforcing the Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

12.8 Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

12.9 Governing Law. This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed under the laws of the state of Delaware of the United States, without giving effect to any choice of law principles that would require the application of the laws of a different state.

12.10 Counterparts. This Agreement shall be executed in two (2) counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement in English language in duplicate originals by their duly authorized representatives as of the Effective Date.

NIPPON KAYAKU CO., LTD.	EICCOSE PHARMACEUTICALS, INC.

By: /s/ Masanobu Suzuki	By:/s/ David Cory
Name: Masanobu Suzuki	Name: David Cory
Title: Senior Managing Director	Title: President and CEO

Head of Pharmaceuticals Group

Date: April 27, 2015	Date: May 1, 2015

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Appendix 2.2(g)

As required under the Stanford License, KAYAKU and its sublicensees acknowledge and agree that the license grant under Section 2.2 (a) of this Agreement is further subject to the following, for the benefit of Stanford:

(1) No Refund for Patent Challenge. In the event that a validity or non-infringement challenge of a patent sublicensed from Stanford is brought by KAYAKU or a KAYAKU sublicensee, and the challenge is successful, KAYAKU will have no right to recoup any royalties paid before or during the period of such challenge.

(2) Termination Report. KAYAKU will, even after the termination of the Stanford License, pay to EICCOSE the running royalty set forth in Section 2.2(a) and submit to EICCOSE a report set forth in Section 6.1 (b) pursuant to Section 6.1 (b). EICCOSE shall inform KAYAKU of the termination date of the Stanford License.

(3) Accounting. KAYAKU and its sublicensees will maintain records showing manufacture, importation, sale, and use of Product for [ * ] from the date of sale of the Product. Records will include general-ledger records showing accruals and cash receipts and expenses, and records that include related information in sufficient detail to enable EICCOSE and Stanford to determine the royalties payable under this Agreement.

(4) Audit. KAYAKU and its sublicensees will allow an independent certified public accountant of EICCOSE or Stanford reasonably acceptable to KAYAKU or its sublicensees to examine KAYAKU’s and its sublicensee’s records to verify payments made by KAYAKU under this Agreement. EICCOSE or Stanford will pay for any audit done, but if the audit reveals an underreporting of earned royalties due EICCOSE of [ * ] or more for the period being audited, KAYAKU will pay the audit costs.

(5) Negation of Warranties. Stanford has provided EICCOSE the rights and licenses granted in the Stanford License “AS IS” and “WITH ALL FAULTS”. Stanford makes no representations and extends no warranties of any kind, either express or implied with respect to the Stanford Sublicense. Among other things, Stanford disclaims any express or implied warranty: of merchantability, of fitness for a particular purpose, of non-infringement or arising out of any course of dealing.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(6) No Representation of Licensed Patent. KAYAKU also acknowledges that Stanford does not represent or warrant with respect to the Stanford Sublicense: the validity or scope of any patent licensed to EICCOSE, or that the exploitation of any patent licensed from Stanford will be successful.

(7) Indemnification. KAYAKU will indemnify, hold harmless, and defend all the United States Department of Veterans Affairs, Stanford, and Stanford Hospitals and Clinics, and their respective trustees, officers, employees, students, and agents against any claim of any kind arising out of or related to the exercise of any rights granted by EICCOSE under the Stanford Sublicense or the breach of this Agreement by KAYAKU.

(8) No Indirect Liability. Stanford is not liable for any special, consequential, lost profit, expectation, punitive, or other indirect damages in connection with any claim arising out of or related to this Agreement (including the Stanford Sublicense), whether grounded in tort (including negligence), strict liability, contract, or otherwise.

(9) Workers’ Compensation. KAYAKU will comply with all statutory workers’ compensation and employers’ liability requirements for activities performed by workers or employees of KAYAKU under this Agreement.

(10) Insurance. KAYAKU and its sublicensees shall procure and maintain insurance, including product liability insurance, adequate to cover their respective obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated at all times during which the Product is being clinically tested in human subjects or commercially distributed or sold by KAYAKU or its sublicensees, as applicable.

(11) Litigation by KAYAKU. In the event KAYAKU or a KAYAKU sublicensee brings an action seeking to invalidate any patent sublicensed from Stanford under the Stanford Sublicense: KAYAKU will [ * ] the payment of the running royalty paid to EICCOSE on the sales of the Product in the country where such action to invalidate such patent is sought, during the pendency of such action and EICCOSE shall pay such amounts to Stanford as required under the Stanford License with respect to the KAYAUK Territory. Moreover, should the outcome of such action determine that any claim of a patent challenged by KAYAKU is both valid and infringed by a Product in the

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Field, KAYAKU will pay [ * ] the running royalty originally due under this Agreement on the sales of the Product in the country where such action to invalidate such patent is sought; KAYAKU and any KAYAKU sublicensee will have no right to recoup any royalties paid before or during the period of challenge; KAYAKU shall not pay royalties into any escrow or other similar account. KAYAKU will provide written notice to EICCOSE and Stanford at least [ * ] prior to bringing an action seeking to invalidate a patent sublicensed under the Stanford Sublicense. KAYAKU will include with such written notice an identification of all prior arts it knows at the time of such notice and believes invalidates any claim of any patent sublicensed under the Stanford Sublicense.

(12) License to the US Government. The United States Government has a nonexclusive, nontransferable, irrevocable, royalty-free, paid-up right to practice or have practiced the patents licensed from Stanford throughout the world by or on behalf of the United States Government and on behalf of any foreign government or international organization pursuant to any existing or future treaty or agreement to which the United States Government is a signatory.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit A

EICCOSE Development Plan

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.